Exhibit 23(ii)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of the following report into American Oil & Gas Inc.’s (“American”) previously filed Registration Statements on Form S-8 (No. 333-121941 and No. 333-144057) and Registration Statements on Form S-3 (No. 333-128812, No. 333-120987, No. 333-139648 and No. 333-155810):
•	Our report dated March 15, 2010 on the consolidated financial statements of American as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, which appears in the Annual Report on Form 10-K for American for the year ended December 31, 2009.
/s/ HEIN & ASSOCIATES LLP
Denver, Colorado
March 15, 2010